Exhibit 15.1

December 23, 2010

The Board of Directors

Horace Mann Educators Corporation

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 7, 2010, August 6, 2010 and November 5, 2010 related to our reviews of interim financial information as of and for the three months ended March 31, 2010 and 2009, the three and six-months ended June 30, 2010 and 2009, and the three and nine-months ended September 30, 2010 and 2009, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois